Exhibit 23 (a)
Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-8 pertaining to the 1998 Non-Employee Director Stock Option Plan, the 1992 Non-Employee Director Stock Option Plan and 1992 Stock Option Plan of Concepts Direct, Inc. of our report dated February 25, 2000, with respect to the financial statements and schedule II of Concepts Direct, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999.

/s/ Ernst & Young
Denver, Colorado
March 30, 2000